UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Rent-A-Center, Inc.
(Name of Registrant as Specified in Its Charter)

Engaged Capital Flagship Master Fund, LP

Engaged Capital Co-Invest V, LP

Engaged Capital Co-Invest V-A, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Jeffrey J. Brown

William K. Butler

Mitchell E. Fadel

Christopher B. Hetrick

Carol A. McFate

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On April 10, 2017, Bloomberg published the following article:

Marcato Joins Activist Push for Rent-A-Center Sale

McGuire’s firm discloses new 4.9 percent stake in letter

Marcato backs Engaged’s call for full review including sale

Rent-A-Center Inc., the rent-to-own electronics and furniture group facing a proxy fight with activist Engaged Capital, is under heightening activist pressure to sell itself as Marcato Capital Management joins the fray.

“We strongly urge the board to immediately commence a process to review all strategic alternatives including a sale of the entire company,” Marcato, the activist firm run by Mick McGuire, wrote in a letter Monday to Rent-A-Center’s board.

Marcato amassed a new 4.9 percent stake in Rent-A-Center and said it will vote for Engaged’s dissident board nominees if the company pursues turnaround efforts without hiring an investment bank to explore sale opportunities.

Shares of the Plano, Texas-based company jumped as much as 9.4 percent Monday. The stock had fallen 15 percent this year through last week, giving it a market capitalization of about $511 million.

Rent-A-Center earlier Monday announced a plan to improve operations and restore profitability, and said it was making its interim chief executive officer permanent. Marcato said the steps fail to address whether the company will explore a sale.

“A sale very likely offers the highest possible risk-adjusted return for shareholders,” Marcato wrote, because the company “is likely to be valued much more highly by private market participants than by public market investors.”

Fiduciary Duty

Engaged, the activist hedge fund founded by Glenn Welling, has amassed 20.5 percent of Rent-A Center in stock and options. Since February it’s publicly urged its target to review strategic alternatives with a sale as the “most logical outcome,” and threatened a proxy fight. Engaged first made an activist shareholder filing related to Rent-A-Center on Jan. 30.

“Rent-a-Center’s strategic plan was developed and approved by the same board that has failed shareholders miserably, overseeing an approximately 75 percent decline in the value of the shares over the last two years,” Welling said Monday.

“Having a strategic plan does not absolve the board of their fiduciary duty to shareholders, which includes understanding the value of all strategic alternatives, including a sale of the entire company, before embarking on the high-risk path laid out today,” Welling added.

Rent-A-Center adopted a poison pill on March 28, to be triggered if a shareholder amasses or tenders for more than 15 percent of its stock. The company was under interim management after its CEO left in January and its chief financial officer exited the previous month.

Chairman and CEO Mark Speese, who is a co-founder of Rent-A-Center, is one of three directors up for re-election at the company’s next annual meeting, alongside Len Roberts and Jeff Jackson. Engaged has nominated five dissident director candidates, including Rent-A-Center’s former chief operating officer Mitch Fadel and Ken Butler, the former COO of Aaron’s Inc., Rent-A-Center’s bigger competitor.

“As a founder, I look forward to continuing the great work underway across Rent-A-Center in order to return the company to a position of strength,” Speese said Monday.

In 2014, Aaron’s faced pressure from activist Starboard Value and private equity firm Vintage Capital Management, and it acquired lease-to-own company Progressive Finance Holdings LLC for about $700 million. Progressive competes with Rent-A-Center’s finance unit Acceptance Now. Vintage Capital owns smaller competitor Buddy’s Home Furnishings.

Source: Bloomberg. Bloomberg is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

Beth Jinks for Bloomberg.

Item 2: On April 10, 2017, TheDeal published the following article:

ACTIVISM

Rent-A-Center’s New Plan Doesn’t Appease Activist

Engaged Capital’s Welling calls the turnaround plan “risky” and he reittereated a previous call to look at selling the business.

By Ronald Orol

Rent-A-Center faces an imminent proxy battle

Rent-A-Center Inc. (RCII) on Monday announced a number of initiatives to spur share-price value as it faces an imminent director- election proxy battle launched by an activist fund manager that is still moving full-speed ahead with his effort to have the rent-to-own retailer consider selling itself.

The company announced that its recently-installed interim chief executive, Mark Speese, is becoming the company’s permanent CEO. Speese was a one of the company’s founders and a former CEO, between 2001 and 2014. He oversaw a period of general share-price improvement at the company as CEO. Nevertheless, Speese has been chairman of the board between 2001 and today, including a more recent period of declining share prices.

The rent-to-own retailer also announced it was expanding its AcceptanceNOW operation, a virtual rental business that partners with a number of furniture and appliance retailers, including Ashley Furniture Industries Inc. and Rooms To Go. Rent-A-Center also announced that it was hiring more full time employees, based on an argument that the move will increase retention and improve customer relations. It also plans to implement shorter and alternative terms for renters, with a goal of increasing furniture ownership down the road. And it plans to offer more middle and high end products across all its sales categories, including electronics, appliances, computers and furniture, as a means of hiking its earnings.

The Plano-Texas-based company issued a variety of other strategies, including an expected effort to expand its e-commerce and online efforts, with an eventual introduction of a Rent-A-Center app for mobile devices. The proposal also issued a variety of specific estimates for how a number of key aspects of the plan will improve its earnings.

However, the strategies, didn’t appease the activist at the gate, Engaged Capital LLC’s Glenn Welling, who said in a statement that the Rent-A-Center strategic plan was developed by the same board that “failed shareholders miserably” over the past two years. Welling called it a “high-risk path” and he reiterated a previous call for the company to consider “all strategic alternatives, including a sale of the entire company” as a key way to meet its fiduciary duty to shareholders.

Welling looks to install three directors onto the company’s seven-member board at an annual meeting that is likely to take place in June or July. The company put in a poison pill to discourage Welling. However, Engaged already owns 20.5% of the enterprise, a significantly large block that will likely be a big boost in Welling’s effort. And another activist, Marcato Capital Management’s Mick McGuire, has also reportedly joined the fray at Rent-A-Center. McGuire, a 4.9% stakeholder, wrote a letter to Rent-A-Center’s board urging it to commence a process to review strategic alternatives including a sale of the entire company.

The activist campaign comes as the Rent-A-Center business has been struggling of late, with its stock price dropping from a recent high of $36.32 a share in December 2014 to trade recently as low as $8.73 a share. Its stock price was up slightly, 6%, on the news Monday, trading at $10.20 a share early Monday.

Rent-A-Center’s Speese is one of the company’s incumbent directors up for election. A victory by Engaged to replace Speese from the board would send a message from shareholders that Rent-A-Center should launch a serious strategic review process.

There are at least two U.S.-based strategic buyers interested in Rent-A-Center; rival rent-to-own operator, Aarons Inc. (AAN) and private equity firm Vintage Capital Management LLC, a majority owner of a smaller rent-to-own competitor, Buddy’s Home Furnishings, according to people familiar with the situation. Vintage had sought to acquire Aaron’s in 2014, but that effort was quashed after Aaron’s acquired Progressive Finance Holdings LLC, a virtual rent-to-own business.

Welling likely will find shareholders who support the argument that a combination of Rent-A-Center and Aaron’s, for example, would significantly cut corporate overhead costs and bring distribution and purchasing synergies.

Rent-A-Center reported recently that it had retained JPMorgan Chase & Co. as an adviser, though it’s unclear whether the bank is providing activist defense or M&A advice. Its board also noted recently that it would “continue to evaluate” opportunities to improve shareholder value. Winston & Strawn LLP is serving as the company’s legal adviser.

Source: TheDeal. TheDeal is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

Ronald Orol for TheDeal

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engaged Capital, LLC (“Engaged Capital”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of stockholders of Rent-A-Center, Inc., a Delaware corporation (the “Company”).

ENGAGED CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), Engaged Capital Co-Invest V, LP (“Engaged Capital Co-Invest V”), Engaged Capital Co-Invest V-A, LP (“Engaged Capital Co-Invest V-A”), Engaged Capital Flagship Fund, LP (“Engaged Capital Fund”), Engaged Capital Flagship Fund, Ltd. (“Engaged Capital Offshore”), Engaged Capital, Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Jeffrey J. Brown, William K. Butler, Mitchell E. Fadel, Christopher B. Hetrick and Carol A. McFate.

As of the date hereof, Engaged Capital Flagship Master beneficially owned 2,519,969 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date hereof, Engaged Capital Co-Invest V beneficially owned 2,703,611 shares of Common Stock. As of the date hereof, Engaged Capital Co-Invest V-A beneficially owned 3,390,148 shares of Common Stock. As of the date hereof, 369,881 shares of Common Stock were held in an account managed by Engaged Capital (the “Engaged Capital Account”). Each of Engaged Capital Fund and Engaged Capital Offshore, as feeder funds of Engaged Capital Flagship Master, may be deemed to beneficially own the 2,519,969 shares of Common Stock owned by Engaged Capital Flagship Master. Engaged Capital, as the general partner and investment adviser of Engaged Capital Flagship Master, Engaged Capital Co-Invest V and Engaged Capital Co-Invest V-A and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 8,983,609 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest V and Engaged Capital Co-Invest V-A and held in the Engaged Capital Account. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 8,983,609 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest V and Engaged Capital Co-Invest V-A and held in the Engaged Capital Account. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 8,983,609 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest V and Engaged Capital Co-Invest V-A and held in the Engaged Capital Account. As of the date hereof, Messrs. Brown, Butler, Fadel and Hetrick and Ms. McFate did not beneficially own any shares of Common Stock.